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                                                                    EXHIBIT 15.1


July 8, 2005


The Detroit Edison Company
Detroit, Michigan

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Detroit Edison Company and subsidiaries for the periods ended March 31, 2005 and 2004, and have issued our report dated May 10, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is being incorporated by reference in Registration Statement No. 333-123926 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/S/ DELOITTE & TOUCHE LLP


Detroit, Michigan